Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated December 3, 2025 relating to the Common Stock, par value $0.50 (per share), of Comstock Resources, Inc. shall be filed on behalf of the undersigned.

KEY GROUP LONG TERM INVESTMENTS LP By: /s/ Sunil Jagwani
Name: Sunil Jagwani
Title: General Partner

SUNIL JAGWANI By: /s/ Sunil Jagwani